Exhibit 99.1

Investor Contact:	Media /Sales Contact:
Bonnie Ortega	Hanna Wagari
Director, Investor/Public Relations	Director of Marketing
Cardium Therapeutics, Inc.	Cardium Therapeutics, Inc.
Tel: (858) 436-1018	Tel: (858) 436-1042
Email: InvestorRelations@cardiumthx.com	Email: hwagari@cardiumthx.com

CARDIUM ANNOUNCES CO-DEVELOPMENT AND STRATEGIC LICENSING

AGREEMENT WITH BIOZONE LABORATORIES FOR

EXPANSION OF MEDPODIUM PORTFOLIO

SAN DIEGO, CA – November 18, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today announced a co-development and strategic licensing agreement with BioZone Laboratories, Inc. (“BioZone”) for the formulation, manufacture and licensing of a portfolio of up to 20 aesthetics, advanced skin care formulations and other products for Cardium’s MedPodium™ product line. Under terms of the agreement, Cardium will identify a line of products applying BioZone technology such as that incorporated into its QuSome™, Inflacin™, LipoCeutical™, LipoSpray™ and other formulation and delivery technologies.

“We are pleased to partner with BioZone and look forward to expanding our MedPodium product platform to potentially encompass aesthetics, metabolics, neurologics and nutraceuticals based on BioZone’s technology and extensive experience and know-how. Our MedPodium product line initially includes seven podiatry-focused advanced skin care products and our recently announced weight management product, Linée. Under our agreement with BioZone, we plan to develop a portfolio of up to 20 products that will be designed to address the emerging lifestyle issues that are increasingly important in our technology-driven society. Our products will initially be available through Cardium’s MedPodium web-based boutique with future plans to market and sell certain product lines through various select distributors or retailers in the United States,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

Under the terms of the agreement, Cardium will receive a royalty-free license for a portfolio of 20 products selected by Cardium using BioZone technology in exchange for total consideration of $1.0 million through the issuance of shares of Cardium common stock priced at the greater of (i) the closing price of Cardium common stock on the date of closing, or (ii) $0.50 per share. The purchased stock will be in the form of unregistered shares of common stock transferred to and held in an escrow account, to be released to BioZone beginning six months following the closing date of the transaction with such shares being released in five equal monthly installments. Under the terms of the agreement, product manufactured for Cardium by BioZone will be supplied at agreed-upon pricing terms and Cardium has a right of first refusal with respect to any potential sale of BioZone or BioZone assets, under which Cardium would be entitled to acquire BioZone or BioZone assets as applicable on the same terms and conditions as negotiated to mutual acceptability with any third party.

About BioZone Laboratories

BioZone Laboratories is a custom product manufacturer that provides cost-effective, high quality formulations and products to a number of private-label customers. BioZone operates a cGMP manufacturing facility in Pittsburg, California, and is registered with the U.S. Food and Drug Administration (FDA) as a drug manufacturer. BioZone has several novel drug delivery technology platforms and corresponding products and drug candidates that are broadly applicable to multiple medicinals, therapeutics and dosage forms, including topical and oral applications. The development of products with BioZone’s technology and formulation platforms may result in products having better effectiveness or marketability, an improved safety or product use profile, or more convenient or cost-effective formulation. Additional information about BioZone is located at www.biozonelabs.com.

About MedPodium

MedPodium is being developed as a portfolio of premium, science-based nutraceuticals, medicinals, metabolics, neurologics and aesthetics designed to promote optimal health and wellness for today’s active and professional lifestyles. MedPodium delivers customized nutritional supplements and other products featuring easy to use pills and capsules, novel, fast-acting oral drops and sprays, and innovative transdermal delivery systems. Additional information about MedPodium is located at www.medpodium.com.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the co-development and strategic licensing agreement with BioZone will successfully and timely lead to the development, formulation, manufacture and licensing of products for Cardium’s MedPodium healthy lifestyle medicinals line, that any products that are developed under the BioZone agreement or other products in the MedPodium product platform will be commercially successful or will effectively enhance our businesses or their market value, that the MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities, that our products will prove to be sufficiently safe and effective after introduction into a broader patient population; that results or trends observed in clinical studies or other observations will be reproduced in subsequent studies or in broader use, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA or other health regulatory agencies will not introduce additional or more restrictive regulations covering naturally-derived products such as those in our MedPodium product line, that our in-house or external product commercialization efforts will be successful or will effectively enhance our businesses or their market value, that Cardium can maintain its exchange listing compliance with NYSE Amex and continue to support its business and operations, that any of the third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and other new products and in the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2010 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, Appexium™ and Linée™

are trademarks of Tissue Repair Company. (Any other trademarks belong to their respective owners)